CH ENERGY GROUP, INC.
Computation of Ratio of Earnings to Fixed Charges                                                                        EXHIBIT 12

                                                                   Year Ended December 31,
                                              -----------------------------------------------------------------

                                                                                (1)           (1)           (1)
                                                2000           1999          1998          1997         1996
                                              --------       --------      --------      --------      --------
    Earnings:
A.    Net Income                               $50,973        $48,573       $49,314       $51,856      $52,852
B.    Federal Income Tax                        36,243         28,925        28,627        26,237       31,068
                                              --------       --------      --------      --------      --------
C.    Earnings before Income Taxes             $87,216        $77,498       $77,941       $78,093      $83,920
                                               =======        =======       =======       =======      =======
D.    Fixed Charges
        Interest on Mortgage Bonds              11,342         13,057        14,225        14,237       15,112
        Interest on Other Long-Term Debt        12,864         11,094         8,890         8,860        8,505
        Other Interest (**)                      9,303          4,860         3,639         2,647        2,626
        Interest Portion of Rents                  962            993         1,004         1,020        1,094
        Amortization of Premium &
          Expense on Debt                        1,170            993           924           906          940
        Preferred Stock Dividends
          of Central Hudson                      5,436          5,078         5,031         4,800        5,054
                                              --------       --------      --------      --------      --------
                  Total Fixed Charges          $40,699        $36,075       $33,713       $32,470      $33,331
                                              ========       ========      ========      ========      ========

E.   Total Earnings                           $122,652       $113,573      $111,654      $110,563      $117,251
                                              ========       ========      ========      ========      ========

    Preferred Dividend Requirements:
F.    Allowance for Preferred
        Stock Dividends Under IRC Sec 247       $3,230         $3,230        $3,230        $3,230       $3,230
G.    Less Allowable Dividend Deduction           (127)          (127)         (127)         (127)        (127)
                                              --------       --------      --------      --------      --------
H.    Net Subject to Gross-up                    3,103          3,103         3,103         3,103        3,103
I.    Ratio of Earnings before Income
        Taxes to Net Income     (C/A)            1.711          1.595         1.581         1.506        1.588
                                              --------       --------      --------      --------      --------
J.    Pref. Dividend  (Pre-tax) (H x L)          5,309          4,951         4,904         4,673        4,927
K.    Plus Allowable Dividend Deduction            127            127           127           127          127
                                              --------       --------      --------      --------      --------
L.    Preferred Dividend Factor                  5,058          5,078         5,031         4,800        5,054
                                              ========       ========      ========      ========      ========

M.    Ratio of Earnings to
        Fixed Charges (E/D)                       3.12           3.15          3.31          3.41         3.52
                                              ========       ========      ========      ========      ========


     (**) Other Interest = Other Int from I/S less Amort of Premium #

     (1) CH Energy Group, Inc. was formed on Dec. 15, 1999. Prior Periods have been restated to reflect preferred stock dividends as a component of fixed charges.